UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report - August 1, 2003
(Date of earliest event reported)

QUESTAR CORPORATION
(Exact name of registrant as specified in charter)

STATE OF UTAH (State of other jurisdiction of incorporation or organization)	1-8796 (Commission File No.)	87-0407509 (I.R.S. Employer Identification No.)

P.O. Box 45433, 180 East 100 South Street, Salt Lake City, Utah 84145-0360
(Address of principal executive offices)

Registrant's telephone number, including area code (801) 324-5000

                                  Not Applicable
(Former name or former address, if changed since last report)

          Item 5. Other Events and Regulation FD Disclosure.

          By Current Report on Form 8-K filed on July 31, 2003, Questar Corporation (Questar or the Company) disclosed financial results for the three- and six-month periods ending June 30, 2003. Subsequent to this disclosure, Questar Gas Company (Questar Gas), a wholly owned subsidiary, received an unfavorable order issued by the Utah Supreme Court. As a result of this order, which is described below, the Company and Questar Gas are recording a after-tax reduction of $13.6 million, or $.16 per diluted share, to previously reported results. For the second quarter of 2003, Questar's adjusted earnings figure is $20.3 million. For the first six months of 2003, the Company's adjusted earnings figure is $84.9 million. Recording the liability will have no material impact on the credit, cash or liquidity of Questar or Questar Gas.

          On August 1, 2003, the Utah Supreme Court issued an order reversing a decision made by the Public Service Commission of Utah (PSCU) in August of 2000 concerning certain processing costs incurred by Questar Gas. Specifically, the court ruled that the PSCU did not comply with its statutory responsibilities and regulatory procedures when approving a stipulation in Questar Gas's general rate case filed in December of 1999. This stipulation permitted Questar Gas to collect $5 million in rates per year to recover costs incurred to reduce the carbon dioxide in gas volumes delivered to customers. The Utah court's order was issued in response to an appeal taken by the Committee of Consumer Services, a Utah state agency that opposed the PSCU's decision approving the stipulation.

          Regulatory treatment of processing costs has been an issue of contention for the past four years. See the Company's Annual Report on Form 10-K for 2002, Items 1. and 2. Business and Properties, "Regulated Services, Retail Distribution," for a discussion of cases and regulatory proceedings involving such costs.

          Questar Gas, in order to ensure customer safety and give its customers time to adjust the combustion settings of appliances to handle lower Btu-gas, determined in 1998 to enhance the heating value of such gas by contracting with an affiliate to have carbon dioxide removed and agreeing to pay the costs associated with this activity. The PSCU refused to allow Questar Gas to handle such costs in its pass-through cases, but subsequently approved the stipulation described above. The Utah Supreme Court, in an order issued in October of 2001, determined that the PSCU was not precluded from considering processing costs in pass-through proceedings. The PSCU subsequently permitted Questar Gas to recover processing costs incurred prior to the effective date of the stipulation.

          Questar Gas strongly believes that it acted prudently and in the best interests of its customers to incur the processing costs and will pursue legal and regulatory avenues to recover processing costs incurred historically and to collect such costs in future rates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUESTAR CORPORATION (Registrant)

August 4, 2003	/s/ Keith O. Rattie

Keith O. Rattie Chairman, President and Chief Executive Officer